Exhibit 99.1

TransEnterix, Inc. Prices Public Offering of Common Stock

Trading on NYSE MKT to Begin April 15, 2014

RESEARCH TRIANGLE PARK, N.C., Apr. 14, 2014 (BUSINESS WIRE) – TransEnterix, Inc. (NYSE MKT:TRXC), a medical device company that is pioneering the use of flexible instruments and robotics to improve minimally invasive surgery, today announced the pricing of its previously announced underwritten public offering of 12.5 million shares of its common stock at a public offering price of $4.00 per share for total gross proceeds of $50.0 million. TransEnterix has also granted the underwriters a 30-day option to purchase up to an additional 1.875 million shares of common stock to cover over-allotments, if any.

Net proceeds from the sale of the shares, after deducting the underwriters’ discounts and other estimated offering expenses payable by TransEnterix, are expected to be approximately $46.2 million. TransEnterix plans to use the net proceeds from this offering for research and development, sales and marketing, and commercialization related to its SurgiBotTM system, working capital and other general corporate purposes. The offering is subject to customary closing conditions and is expected to close on Monday April 21, 2014.

On April 15, 2014, TransEnterix’s common stock will begin trading on the NYSE MKT under the symbol “TRXC.” In connection with its listing on the NYSE MKT, the Company’s common stock will cease trading on the OTC Bulletin Board.

Stifel and RBC Capital Markets are acting as the joint book-running managers and Ladenburg Thalmann & Co. and Raymond James are acting as co-managers for the offering.

This offering was made pursuant to a preliminary prospectus supplement and accompanying prospectus dated April 2, 2014, filed as part of TransEnterix’s effective $100 million shelf registration statement. Copies of the preliminary prospectus supplement and accompanying prospectus relating to these securities may be obtained by contacting Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by calling (415) 364-2720 or by emailing SyndicateOps@stifel.com, or RBC Capital Markets, LLC, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281 by calling (877) 822-4089 or by faxing (212) 428-6260.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of flexible instruments and robotics to improve minimally invasive surgery. The Company is focused on the development and commercialization of SurgiBot™, a minimally invasive surgical robotic system that allows the surgeon to be patient-side within the sterile field. For more information, visit the Company’s website at www.transenterix.com.

Forward Looking Statements

This press release includes statements relating to the proposed offering of our common stock. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations and include our expectations regarding the proposed offering and use of proceeds and whether our common stock will be listed on the NYSE MKT. For a discussion of the most significant risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent SEC reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Westwicke Partners

Mark Klausner, 443-213-0501

transenterix@westwicke.com